Exhibit 15.2

March 31, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Meten EdtechX Education Group Ltd. under Item 16F of its Form 20-F dated March 31, 2020. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of Meten EdtechX Education Group Ltd. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp